Exhibit 99.1

P R E S S  R E L E A S E

Press Release #    05012

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Raymond A. Link	Heidi A. Flannery
VP of Finance & Administration, CFO

Investor Relations Counsel

TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9435	Tel: (503) 203-8808
Fax: (503) 615-8904	Fax: (503) 203-6833
Email: rlink@tqs.com

Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2005

Hillsboro, Oregon — April 21, 2005 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today reported its financial results for the quarter ended March 31, 2005.

Summary Financial Results and Highlights for the Quarter Ended March 31, 2005:

•                  Revenues for the quarter ended March 31, 2005, from continuing operations totaled $67 million, which are comparable to the recast revenues for the fourth quarter of 2004 and above the range of previous guidance of $62 million to $64 million. All financial statements have been recast for all periods to reflect the April 14, 2005, announcement of the sale of the Company’s optoelectronics business. The sale of this business is accounted for using discontinued operations accounting treatment, which requires that all current and historical financial data be recast to reflect the results of the optoelectronics business separately as a single line item below operating income for each period reported.

•                  The total net loss for the quarter, including the net loss from discontinued operations, was $7.7 million, or a loss per share of $0.06, which compares favorably to the guidance provided on February 7, 2005. Included with this press release is a schedule showing the quarter by quarter and full year 2004 unaudited results with the optoelectronics business reflected as a discontinued operation.

•                  Cash, cash equivalents and short and long term marketable securities totaled $385.7 million as of March 31, 2005, compared to $388.3 million at December 31, 2004.

- more -

•                  On April 14, 2005, the Company announced that it had entered into an agreement to sell its optoelectronics operations in Pennsylvania and Mexico to CyOptics, Inc. The Company also announced the sale of its 849,000 square foot optoelectronics facility in Pennsylvania of which CyOptics will lease back approximately 90,000 square feet. The total consideration from both sales is estimated at $32 million, including cash and securities, and the Company is estimating it will record a one-time gain of approximately $7 million to $9 million in the second quarter of 2005. The closing of both transactions is subject to customary closing conditions, and both are expected to be completed in the second quarter of 2005.

•                  The Company completed the previously announced acquisition of TFR Technologies, Inc., on January 5, 2005. This acquisition adds bulk acoustic wave (BAW) filtering technology to the Company’s product portfolio. BAW technology is critical to developing higher frequency filters for next generation wireless communication products.

•                  New product introductions during the quarter include a high efficiency GSM-EDGE multimode power amplifier module, a quad-band GSM/GPRS power amplifier module, GSM-EDGE switches, ultra wideband packaged MMICs, a family GSM/GPRS/EDGE SAW filters, and a DARPA contract to develop gallium nitride high power wideband modules.

•                  The Company had a strong bookings quarter and the book-to-bill ratio from continuing operations for the quarter ended March 31, 2005, was 1.02 to 1.

Commenting on the results for the quarter ended March 31, 2005, Ralph Quinsey, President and CEO, stated, “We continue to see growth in our targeted product areas within the handset market despite the expected seasonal declines of Q1. Our strategic thrust to penetrate the GSM handset market has resulted in 34% of our handset revenue coming from GSM products in Q1 of 2005, up from 22% in Q4 of 2004. We saw both sequential and year over year revenue growth for our power amplifier products and unit growth for our duplexer products, which was somewhat offset by price reductions. Many of our diversified markets showed sequential revenue gains, in particular base stations and wireless LAN, although not to the strong levels of the first half of 2004. I expect TriQuint to continue to benefit from penetration of the handset market in 2005 although this market is again very price aggressive and our cost reductions through innovative design are critical to our long term success.”

Outlook for 2005:

The Company’s focus for 2005 is to restore profitability, continue to generate positive cash flow and to build on its success in wireless phones, base stations, broadband and the defense markets.

Revenues for continuing operations for the second quarter of 2005 are expected to be flat to up slightly from Q1 due to increased sales of products for wireless phones and defense. The gross margin is expected to be similar to Q1 as are operating expenses. In addition, the Company expects to record a gain from discontinued operations estimated at between $7 million and $9 million from the sales of its optoelectronics business and facility in the second quarter. This gain is a non-recurring item. Including this gain, TriQuint is projecting its earnings per share for the second quarter of 2005 to range from a loss of $0.01 to a profit of $0.01.

For the full year, the Company expects revenue from continuing operations to grow sequentially in the second half of 2005, resulting in full year revenues between $295 million and $305 million. We are estimating our earnings per share, including the gain from discontinued operations, at between a loss of $0.03 to breakeven for the remaining three quarters of the year.

A summary table of TriQuint’s financial guidance is available on the “Investors” section of TriQuint’s web site.

Conference Call:

TriQuint will host a conference call this afternoon at 2:00 PM PDT to discuss the results for the quarter as well as future expectations of the Company. The call can be heard via webcast accessed through the “Investors” section of TriQuint’s web site: www.triquint.com, or through www.Vcall.com. A replay will be available for 7 days by dialing (303) 590-3000, passcode 11023973#.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for RF/IF and optical applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, optical networks, broadband and microwave, and aerospace and defense. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, indium phosphide, surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, Pennsylvania and Florida, as well as production assembly plants in Costa Rica and Mexico, plus sales/application support offices in China and Korea and design centers in New England, Germany and Taiwan. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of TriQuint’s projected revenues for the second quarter of 2005 and full year 2005, gross margins, operating results, projected revenue, projected gain from discontinued operations, and per share forecasts for the second quarter and full year 2005, and other comments involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing such words as “anticipates,” “believes,” “estimates,”  “expects,” “hopeful,” “intends,” “plans,”  “projects,” or similar terms are considered to contain uncertainty and are forward-looking statements. A number of factors affect TriQuint’s operating results and could cause its actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of TriQuint, including those related to TriQuint’s projections for 2005. TriQuint cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including TriQuint’s performance, demand for its products, internal operating results and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can also be accessed at the SEC web site, www.sec.gov.

A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties. TriQuint does not assume the obligation to update any forward-looking statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Quarter Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Revenues	$66,965	$67,040	$79,734
Cost of goods sold	48,583	45,974	51,539
Gross profit	18,382	21,066	28,195

Operating expenses:
Research, development and engineering	12,323	11,531	12,617
Selling, general and administrative	13,409	11,142	11,535
Reduction in workforce	—	1	295
Impairment of long-lived assets	31	321	—
(Gain) loss on disposal of equipment	(206)	71	—
Acquisition related charges	414	—	—
Total operating expenses	25,971	23,066	24,447

Operating income (loss)	(7,589)	(2,000)	3,748

Other income (expense):
Interest income	2,449	1,985	1,622
Interest expense	(2,495)	(2,495)	(3,018)
Foreign currency gain (loss)	72	62	(78)
Impairment charge - investments in other companies	—	(785)	—
Other, net	40	36	135
Other income (expense), net	66	(1,197)	(1,339)

Income (loss) from continuing operations, before income tax	(7,523)	(3,197)	2,409

Income tax expense (benefit)	92	378	(236)
Income (loss) from continuing operations	(7,615)	(3,575)	2,645

Discontinued operations:
Loss from discontinued operations, before income tax	(98)	(21,712)	(2,632)
Income tax expense (benefit)	32	(31)	11
Loss from discontinued operations	(130)	(21,681)	(2,643)

Net income (loss)	$(7,745)	$(25,256)	$2

Basic per share net income (loss):
Income (loss) from continuing operations	$(0.06)	$(0.02)	$0.02
Loss from discontinued operations	(0.00)	(0.16)	(0.02)
Basic per share net income (loss)	$(0.06)	$(0.18)	$0.00

Diluted per share net income (loss):
Income (loss) from continuing operations	$(0.06)	$(0.02)	$0.02
Loss from discontinued operations	(0.00)	(0.16)	(0.02)
Diluted per share net income (loss)	$(0.06)	$(0.18)	$0.00

Weighted-average shares outstanding:
Basic	138,785	137,978	135,773
Diluted	138,785	137,978	142,379

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2005	2004	2004
Assets
Current assets:
Cash, cash equivalents and investments	$188,987	$198,782	$237,981
Accounts receivable, net	41,325	40,131	50,304
Inventories, net	53,907	59,746	66,015
Other current assets	12,840	11,649	14,153
Assets held for sale	15,687	17,654	24,422
Total current assets	312,746	327,962	392,875

Investments in marketable securities	196,707	189,555	160,211
Property, plant and equipment, net	195,492	199,518	217,693
Other, net	9,299	5,365	24,413
Total assets	$714,244	$722,400	$795,192

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$50,277	$49,035	$54,788
Deferred tax liability	7,607	7,607	7,607
Total current liabilities	57,884	56,642	62,395

Convertible subordinated notes	223,755	223,755	268,755
Other long-term liabilities	686	616	529
Total liabilities	282,325	281,013	331,679

Stockholders’ equity	431,919	441,387	463,513
Total liabilities and stockholders’ equity	$714,244	$722,400	$795,192

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Revenues	100.0%	100.0%	100.0%
Cost of goods sold	72.5%	68.6%	64.6%
Gross profit	27.5%	31.4%	35.4%

Operating expenses:
Research, development and engineering	18.4%	17.2%	15.8%
Selling, general and administrative	20.0%	16.6%	14.5%
Reduction in workforce	—	0.0%	0.4%
Impairment of long-lived assets	0.1%	0.5%	—
(Gain) loss on disposal of equipment	-0.3%	0.1%	—
Acquisition related charges	0.6%	—	—
Total operating expenses	38.8%	34.4%	30.7%

Operating income (loss)	-11.3%	-3.0%	4.7%

Other income (expense):
Interest income	3.6%	3.0%	2.0%
Interest expense	-3.7%	-3.7%	-3.8%
Foreign currency gain (loss)	0.1%	0.1%	-0.1%
Impairment charge - investments in other companies	—	-1.2%	—
Other, net	0.1%	0.0%	0.2%
Other income (expense), net	0.1%	-1.8%	-1.7%

Income (loss) from continuing operations, before income tax	-11.2%	-4.8%	3.0%

Income tax expense (benefit)	0.2%	0.6%	-0.3%
Income (loss) from continuing operations	-11.4%	-5.4%	3.3%

Discontinued operations:
Loss from discontinued operations, before income tax	-0.1%	-32.4%	-3.3%
Income tax expense (benefit)	-0.1%	0.1%	0.0%
Loss from discontinued operations	-0.2%	-32.3%	-3.3%

Net income (loss)	-11.6%	-37.7%	0.0%

SUPPLEMENTAL DATA

RECAST QUARTERLY STATEMENTS OF OPERATIONS FOR 2004*

(Unaudited)

(In thousands)

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2004	2004	2004	2004	2004

Revenues	$79,734	$84,628	$81,569	$67,040	$312,971
Cost of goods sold	51,539	55,560	55,753	45,974	208,826
Gross profit	28,195	29,068	25,816	21,066	104,145

Operating expenses:
Research, development and engineering	12,617	11,741	11,104	11,531	46,993
Selling, general and administrative	11,535	12,124	11,065	11,142	45,866
Reduction in workforce	295	133	—	1	429
Impairment of long-lived assets	—	389	—	321	710
(Gain) loss on disposal of equipment	—	(85)	1	71	(13)
Total operating expenses	24,447	24,302	22,170	23,066	93,985

Operating income (loss)	3,748	4,766	3,646	(2,000)	10,160

Other income (expense):
Interest income	1,622	1,694	1,825	1,985	7,126
Interest expense	(3,018)	(2,712)	(2,505)	(2,495)	(10,730)
Foreign currency gain (loss)	(78)	(231)	2,372	62	2,125
Impairment charge - investments in other companies	—	—	(404)	(785)	(1,189)
Gain on retirement of debt	—	539	—	—	539
Other, net	135	(3)	19	36	187
Other income (expense), net	(1,339)	(713)	1,307	(1,197)	(1,942)

Income (loss) from continuing operations, before income tax	2,409	4,053	4,953	(3,197)	8,218

Income tax expense (benefit)	(236)	83	172	378	397
Income (loss) from continuing operations	2,645	3,970	4,781	(3,575)	7,821

Discontinued operations:
Loss from discontinued operations, before income tax	(2,632)	(3,645)	(8,858)	(21,712)	(36,847)
Income tax expense (benefit)	11	38	10	(31)	28
Loss from discontinued operations	(2,643)	(3,683)	(8,868)	(21,681)	(36,875)

Net income (loss)	$2	$287	$(4,087)	$(25,256)	$(29,054)

*                 The 2004 financial statements have been presented to reflect the Company’s optoelectronics operations in Breinigsville, Pennsylvania and Matamoros, Mexico as discontinued operations.